As filed with the Securities and Exchange Commission on July 15, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Apollo Commercial Real Estate Finance, Inc.

(Exact name of registrant as specified in its charter)

Maryland	27-0467113
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, NY	10019
(Address of Principal Executive Offices)	(Zip code)

Amended and Restated Apollo Commercial Real Estate Finance, Inc. 2019 Equity Incentive Plan

(Full title of the plan)

John J. Suydam, Esq.

Vice President & Secretary

ACREFI Management, LLC

9 West 57th Street, 43rd Floor, New York, New York

(Name and address of agent for service)

(212) 515-3200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock, $0.01 par value per share	7,000,000	$18.45	$129,150,000	$15,652.98

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Amended and Restated Apollo Commercial Real Estate Finance, Inc. 2019 Equity Incentive Plan (the “Plan”) and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.

(2)	Represents the average of the high and the low sale prices of the registrant’s common stock on the New York Stock Exchange on July 9, 2019.
(3)	Computed in accordance with Rule 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended, (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (“SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Apollo Commercial Real Estate Finance, Inc. (the “Company”) with the SEC are incorporated by reference in this registration statement:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 13, 2019;

(b) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on April 24, 2019;

(c) the Company’s Current Reports on Form 8-K filed with the SEC on February 15 , April 25, May  8, May 13, May  15 and June 17, 2019;

(d) the Company’s Definitive Proxy Statement, filed with the SEC on April 29, 2019 (but only with respect to information required by Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018); and

(e) the description of the Common Stock, contained in the Company’s Registration Statement on Form 8-A filed with the SEC on September 10, 2009 to register the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to us and our stockholders to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (“MGCL”) requires us (unless our charter provides otherwise, which our charter does not) to indemnify each of our directors or officers who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity with us. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, we may not indemnify a director or officer in a suit by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Articles of Amendment and Restatement of Apollo Commercial Real Estate Finance, Inc., incorporated by reference to Exhibit 3.1 of the Registrant’s Form S-11, as amended (Registration No. 333-160533)

4.2	By-laws of Apollo Commercial Real Estate Finance, Inc., incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-4 (Registration No. 333-210632)

4.3	Amended and Restated Apollo Commercial Real Estate Finance, Inc. 2019 Equity Incentive Plan

4.4	Form of Restricted Stock Unit Award Agreement

4.5	Form of Restricted Stock Award Agreement

5.1	Opinion of Clifford Chance US LLP (including consent of such firm)

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 15, 2019.

Apollo Commercial Real Estate Finance, Inc.

By:	/s/ Stuart A. Rothstein
Name: Stuart A. Rothstein
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Stuart A. Rothstein and Jai Agarwal, and each of them, with full power to act without the other, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

By:	/s/ Stuart A. Rothstein Stuart A. Rothstein	President, Chief Executive Officer, and Director (Principal Executive Officer)	July 15, 2019

By:	/s/ Jai Agarwal Jai Agarwal	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	July 15, 2019

By:	/s/ Mark C. Biderman Mark C. Biderman	Director	July 15, 2019

By:	/s/ Robert A. Kasdin Robert A. Kasdin	Director	July 15, 2019

By:	/s/ Cindy Z. Michel Cindy Z. Michel	Director	July 15, 2019

By:	/s/ Eric L. Press Eric L. Press	Director	July 15, 2019

By:	/s/ Scott S. Prince Scott S. Prince	Director	July 15, 2019

By:	/s/ Michael E. Salvati Michael E. Salvati	Director	July 15, 2019